SECOND AMENDMENT TO THE
HEWLETT-PACKARD COMPANY EXCESS BENEFIT RETIREMENT PLAN

The Hewlett-Packard Company Excess Benefit Retirement Plan, as amended and restated effective January 1, 2006, is hereby amended to change the name of the Plan and reflect the name change of the Plan sponsor as follows:

1.	The second sentence of Section 1 of the Plan shall be amended in its entirety to read as follows:

The purpose of the Plan is to provide supplemental retirement benefits to certain employees that are not able to be provided under the HP Inc. Deferred Profit Sharing Plan (“DPSP”) and/or the HP Inc. Retirement Plan (“RP”) due to the limits imposed by Section 415 and Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	Section 1 of the Plan shall be amended to add the following paragraph to the end thereof, to read as follows:

Effective on or about November 1, 2015, the Company’s name was changed to HP Inc. In connection with the corporate name change, effective November 1, 2015, the name of the Plan was changed to the HP Inc. Excess Benefit
Retirement Plan.

3.	Section 2(d) of the Plan shall be amended in its entirety to read as follows:

(d)    “EDCP” means the HP Inc. 2005 Executive Deferred Compensation Plan.

4.	Section 2(e) of the Plan shall be amended in its entirety to read as follows:

(e)    “HP” means HP Inc. or any successor corporation or other entity.

5.	Section 2(h) of the Plan shall be amended in its entirety to read as follows:

(h)    “Plan” means the HP Inc. Excess Benefit Retirement Plan, as it may be amended from time to time.

This Second Amendment to the Hewlett-Packard Company Excess Benefit Plan is hereby adopted this ____day of January, 2017.

HP INC.

By /s/ Tracy Keogh
Tracy Keogh
Chief Human Resources Officer